Exhibit 99.1

VAREX NAMES TIMOTHY E. GUERTIN TO BOARD OF DIRECTORS

SALT LAKE CITY, September 3, 2020 – Varex Imaging Corporation (Nasdaq: VREX) today announced that Timothy E. Guertin, has been appointed to the company’s Board of Directors, effective September 2, 2020.

Mr. Guertin is a member of the Board of Directors at Teradyne Inc., a maker of automated test equipment and industrial robotics, and Chair of the Global Access to Cancer Care foundation, which works to expand the availability of modern cancer care in developing countries. He is the former Chief Executive Officer of Varian Medical Systems, Inc., a cancer care technologies and solutions company, where during his more than 35 year tenure with the company he held a number of senior management positions, including Executive Vice President and Chief Operating Officer, as well as President of Varian’s Oncology business unit. In connection with this appointment, the Varex Board increased its size to eight directors.

“I am very pleased to have Tim join the Varex Board of Directors. He is a seasoned board member with strong corporate governance experience and highly accomplished corporate executive with deep knowledge of X-ray imaging technologies. Tim’s experience in both the medical and industrial verticals and segments will be an asset to the company, and we welcome him to our Board of Directors,” said Ruediger Naumann-Etienne, Chairman of the Board of Directors of Varex Imaging Corporation.

Mr. Guertin served on the board of Varian Medical Systems from 2005 to 2020, and on the board of KCI Holdings, Inc., a wound care company, until it was purchased by 3M in 2019. He has served as Vice-Chair of the Silicon Valley Leadership Group and as Treasurer of the Board of Trustees of the Radiation Oncology Institute, a cancer research organization. He is a graduate of the University of California at Berkeley with a BS degree in Electrical Engineering and Computer Sciences.

About Varex
Varex Imaging Corporation is a leading innovator, designer and manufacturer of X-ray imaging components, which include X-ray tubes, digital detectors and other image processing solutions that are key components of X-ray imaging systems. With a 70+ year history of successful innovation, Varex’s products are used in medical imaging as well as in industrial and security imaging applications. Global OEM manufacturers incorporate Varex’s X-ray sources, digital detectors, connecting devices and imaging software in their systems to detect, diagnose, protect and inspect. Headquartered in Salt Lake City, Utah, Varex employs approximately 2,000 people located at manufacturing and service center sites in North America, Europe, and Asia. For more information visit vareximaging.com.

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For Information Contact:
Howard Goldman
Varex Director of Investor & Public Relations
801.978.5274 | howard.goldman@vareximaging.com